Exhibit 10.3

NAVIGANT CONSULTING, INC.

DIRECTORS’ DEFERRED FEES PLAN

ARTICLE I

Purpose

The purpose of the Navigant Consulting, Inc. Directors’ Deferred Fees Plan is to provide Non-Employee Directors with the opportunity to defer the receipt of all or a portion of their annual cash retainer and meeting attendance fees. All capitalized terms used in the Plan shall have the meanings set forth in Article II.

ARTICLE II

Definitions

“Board” means the Board of Directors of Navigant Consulting, Inc.

“Company” means Navigant Consulting, Inc.

“Deferral” shall have the meaning set forth in Section 4.1.

“Deferral Account” means a bookkeeping account in the name of a Non-Employee Director who elects to defer, pursuant to the Plan, all or a portion of his or her Retainer/Fees.

“Deferral Crediting Date” shall have the meaning set forth in Article V.

“Deferral Election” shall have the meaning set forth in Section 4.1.

“Distribution Date” shall have the meaning set forth in Section 7.1.

“Interest Account” means an account established on behalf of a Non-Employee Director pursuant to Article VI of the Plan.

“Non-Employee Director” means any director of the Company who is not an officer or employee of the Company or any subsidiary of the Company.

“Plan” means Directors Deferred Fees Plan, as amended and restated from time to time.

“Plan Year” means the 12-month period coincident with the calendar year.

“Prime Rate” means the interest rate published from time to time by LaSalle Bank N.A.

“Retainer/Fees” means the annual cash retainer fee and meeting attendance fees payable to Non-Employee Directors for service as a member of the Board or a committee of the Board,

excluding such fees that a Non-Employee Director elects to forgo in exchange for Elective Options granted under the Company’s Long-Term Incentive Plan.

“Termination Date” means the date on which a Non-Employee Director ceases to serve as a member of the Board.

“Valuation Date” means the last day of each calendar month.

ARTICLE III

Administration

The Board shall administer the Plan or a committee designated by the Board. The Board shall, subject to the terms of this Plan, interpret this Plan and the application thereof, and establish rules and regulations it deems necessary or desirable for the administration of this Plan. All such interpretations, rules and regulations shall be final, binding and conclusive. The Board may delegate administrative duties under the Plan to one or more agents, as it shall deem necessary or advisable.

ARTICLE IV

Deferral Elections

4.1. Eligibility for Deferral Elections. Each Non-Employee Director shall be eligible to participate in the Plan. Prior to the first day of each Plan Year, a Non-Employee Director may make an irrevocable election to defer receipt of all or any portion of his or her Retainer/Fees for such Plan Year in accordance with this Article (each such election shall be referred to as a “Deferral Election” and the amounts deferred pursuant to such an election the “Deferral”). A Non-Employee Director shall be eligible to make a Deferral Election if he or she is a current member of the Board or has been elected to the Board on the date such election is made.

4.2. Election Procedures. All Deferral Elections must be made in accordance with procedures prescribed by the Board, and must be received by the Plan administrator prior to the first day of the Plan Year for which such election is effective. Any Deferral Election shall apply only to the Retainer/Fees otherwise payable in the year for which the Deferral Election is made.

ARTICLE V

Deferral Accounts

All amounts deferred pursuant to a Non-Employee Director’s Deferral Elections under the Plan shall be credited to a Deferral Account maintained on behalf of such Non-Employee Director as of the first business day of each quarter (the “Deferral Crediting Date”). A Non-Employee Director shall be fully vested at all times in the balance of his or her Deferral Account.

ARTICLE VI

Interest Account

Under the Interest Account, interest will be credited to the Non-Employee Director’s Deferral Account as of each Valuation Date and on the date the final payment of a Deferral is to be made based on the balance in the Non-Employee Director’s Deferral Account deemed invested in the Interest Account on the Valuation Date or such final payment date. The rate of interest to be credited will be the quoted rated on a ten-year U.S. Treasury Note as of the first business day of each year, plus one percent.

ARTICLE VII

Payment of Deferral Accounts

7.1. Time and Method of Payment. Payment of a Non-Employee Director’s Deferral Account shall be made in a single lump sum or in installments as elected by the Non-Employee Director prior to his or her Termination Date. If a Non-Employee Director’s Deferral Account is payable in a single lump sum, the payment shall be made as soon as practicable after the first day of the Plan Year following the Termination Date, (the “Distribution Date”). If a Non-Employee Director’s Deferral Account is payable in installment payments, then the Non-Employee Director’s Deferral Account shall be paid in substantially equal annual installments over the period, not longer than 10 years, as elected by the Non-Employee Director, and commencing as soon as practicable following the Distribution Date.

7.2 Form of Payment. The payment of that portion of a Deferral Account invested in the Interest Account shall be made in cash.

7.3 Installment Payments. If installment payments are elected pursuant to Section 7.1, the amount to be paid to the Non-Employee Director on each payment date shall be determined as follows: the amount of the principal payment of each installment shall be determined by dividing the current principal balance by the number of remaining installment payments and the amount of the interest payment shall be determined by dividing the current interest balance by the number of remaining installment payments.

ARTICLE VIII

Payment Upon Death of a Non-Employee Director

8.1. Payment to Beneficiary. In the event a Non-Employee Director dies before all amounts credited to his or her Deferral Account have been paid, payment of the Non-Employee Director’s Deferral Account shall be made or shall commence in the form of payment elected by the Non-Employee Director or in such other form designated by the Board in its sole discretion.

8.2 Designation of Beneficiary. Each Non-Employee Director may file with the Corporate Secretary a written designation of one or more persons as such Non-Employee Director’s beneficiary or beneficiaries (both primary and contingent) in the event of the Non-Employee Director’s death. Each beneficiary designation shall become effective only when filed in writing with the Corporate Secretary during the Non-Employee Director’s lifetime on a form prescribed by the Company. The filing with the Corporate Secretary of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Non-Employee Director fails to designate a beneficiary, or if all designated beneficiaries of a Non-Employee Director predecease the Non-Employee Director, then the Deferral Account shall be paid to the Non-Employee Director’s estate.

ARTICLE IX

Funding

The Company shall pay benefits payable under the Plan to any Non-Employee Director. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. Notwithstanding the foregoing, the Company, in the discretion of the Board, may maintain one or more grantor trusts (each, a “Trust”) to hold assets to be used for payment of benefits under the Plan. The assets of the Trust shall remain the assets of the Company subject to the claims of its general creditors. Any payments by a Trust of benefits provided to a Non-Employee Director under the Plan shall be considered payment by the Company and shall discharge the Company of any further liability under the Plan for such payments.

ARTICLE X

General

10.1. Effective Date; Termination. This Plan, as amended and restated herein, shall be effective as of the Effective Date. The Board may terminate this Plan at any time. Termination of this Plan shall not affect the payment of any amounts credited to a Non-Employee Director’s Deferral Account.

10.2. Amendments. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of a Non-Employee Director to payment of his or her Deferral Account without the consent of such Non-Employee Director.

10.3. Non-Transferability of Benefits. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Board, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Board may deem proper.

10.4. Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferral Account of a Non-Employee Director that are not distributed because of the Board’s inability, after a reasonable search, to locate a Non-Employee Director or his or her

Beneficiary, as applicable, within a period of two (2) years after the Distribution Date upon which the payment of any benefits becomes due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company under the Plan and the Non-Employee Director or Beneficiary, as applicable, shall have no further right to his Deferral Account.

10.5. Governing Law. This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to